Exhibit 2.2

                             PLAN OF SHARE EXCHANGE

         THIS PLAN OF SHARE EXCHANGE (the "Plan") is made and entered into this 23rd day of August 2004, between Southern Heritage Bank, a Tennessee banking corporation ("Bank"), which has always been named such, and Southern Heritage Bancshares, Inc., a Tennessee corporation ("BHC"), which has always been named such.

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the principal offices of Bank and BHC are located at 3020 Keith Street, Cleveland, Tennessee 37312; and

         WHEREAS, the authorized capital stock of Bank consists of 2,000,000 shares of Common Stock ("Bank Stock"), $1.00 par value, of which 1,024,720 shares are issued and outstanding and 262,500 are reserved for stock options, and 1,000,000 shares of Preferred Stock, no designated par value, of which no shares are issued or outstanding; and

         WHEREAS, the authorized capital stock of BHC consists of 2,000,000 shares of Common Stock ("BHC Stock"), $1.00 par value, of which 10 shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, no designated par value, of which no shares are issued or outstanding; and

         WHEREAS, the respective Boards of Directors and shareholders of Bank on March 18, 2004, and May 20, 2004, respectively, and BHC on April 15, 2004, and April 15, 2004, respectively, have approved that Bank be acquired by BHC (the "Share Exchange") and, by resolutions duly adopted, have approved and adopted this Plan.

         NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of stating the method, terms and conditions of the Share Exchange provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of Bank Stock as hereinafter provided, and such other provisions relating to the Share Exchange as the parties deem necessary or desirable, the parties hereto agree as follows:

                                    ARTICLE I
                                 SHARE EXCHANGE

         Subject to the terms and conditions of this Plan and the Share Exchange Agreement, at the Effective Time (as hereinafter defined), Bank stock shall be exchanged with BHC stock pursuant to the provisions of, and with the effect provided in, Tennessee Code ss.45-2-1314 and ss.48-21-103 (said transaction being hereinafter referred to as the "Share Exchange"). At the Effective Time, the Bank Stock shall be acquired by BHC, and Bank shall become a wholly-owned subsidiary of BHC as further described below.

                                   ARTICLE II
                            CHARTER, BYLAWS, AND NAME

         Upon and after the Effective Time, the Charter, Bylaws, and name of Bank and of BHC in effect immediately prior to the Effective Time shall be the Charter, Bylaws, and name of Bank and BHC in each case until further amended in accordance with applicable law.

                                   ARTICLE III
                         BOARD OF DIRECTORS AND OFFICERS

         As of the Effective Time, the board of directors and officers of the Bank and BHC shall consist respectively of those persons serving as directors and officers of the Bank and BHC immediately prior to the Effective Time.

                                   ARTICLE IV
                        CONVERSION AND EXCHANGE OF STOCK

         1. As of the Effective Time of the Share Exchange, each share of Bank Stock (or options to purchase Bank Stock) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Share Exchange becoming effective and without any action on the part of anyone, be exchanged on a one-for-one basis for shares of BHC Stock (or options to purchase BHC Stock). Previously outstanding shares of BHC Stock shall be redeemed for $10.00 per share.

        2. As soon as reasonably practicable after the Effective Time of the Share Exchange, each registered holder of the outstanding Bank Stock shall deliver, or cause to be delivered, to BHC, the certificates evidencing and representing all shares of Bank Stock which were validly issued and outstanding and held by such holder immediately prior to the Effective Time of the Share Exchange, and BHC shall take prompt action to process such certificates evidencing and representing Bank Stock received by it (including the prompt return of defective submissions with instructions as to those actions which may be necessary to remedy such defects). Upon receipt of the proper submission of the certificates formerly representing and evidencing Bank Stock, BHC shall, on or prior to the 30th day after the Effective Time of the Share Exchange, mail to the former Bank shareholders in exchange for Bank Stock formerly owned by them, certificates for shares of BHC Stock. Alternatively, BHC may send stickers to each Bank shareholder to be applied to the certificate of Bank Stock, which stickers will indicate that the certificates now represent a like number of shares of BHC Stock. After the Effective Time of the Share Exchange and until properly surrendered to BHC, each outstanding certificate or certificates which formerly evidenced and represented the Bank Stock, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent the shares of BHC Stock into which such holder's Bank Stock were converted and aggregated at the Effective Time of the Share Exchange. The registered holder of any certificate(s) representing Bank Stock which shall have been lost or destroyed may be subject to the provisions of this Section, obtain his or her certificate for BHC Stock provided that such shareholder(s) shall deliver to the Exchange Agent: (i) a sworn statement certifying such loss or destruction and specifying the circumstances thereof and (ii) an indemnity or lost instrument bond in form satisfactory to BHC which has been duly executed by a corporate surety satisfactory to BHC, indemnifying the Bank and BHC (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such procedure, including the premium on the lost instrument bond, shall be for the account of the shareholder.

        3. At the Effective Time of the Share Exchange, the stock transfer books of Bank shall be closed and no transfer of Bank Stock shall be made thereafter except by BHC.

        4. Notwithstanding anything to the contrary herein, any holder of Bank Stock who shall comply strictly with the provisions of T.C.A. ss.45-2-1309 and ss.48-23-101, et seq. shall be entitled to dissent from the Share Exchange and to seek those appraisal remedies afforded therein. However, BHC shall not be obligated to consummate the Share Exchange if the holders of more than 5% of the outstanding shares of Bank Stock issued and outstanding immediately prior to the Effective Time shall have perfected their dissenters' rights, and the perfected status of said dissenters' rights shall have continued to the time of Closing.

                                    ARTICLE V
                      EFFECTIVE TIME OF THE SHARE EXCHANGE

         The Share Exchange shall be effective at the time and on the date that this Plan is filed with the Commissioner of Financial Institutions for the State of Tennessee (the "Commissioner") and then the Tennessee Secretary of State pursuant to and together with the other documents specified in Tennessee Code
Section 45-2-1301, et seq. or such later time and date as the parties may agree.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         The obligations of Bank and BHC to effect the Share Exchange as herein provided shall be subject to the approval of the Commissioner, the approval of the Federal Reserve System, and the approval of the shareholders of Bank and BHC in accordance with federal and Tennessee law.

                                   ARTICLE VII
                                   TERMINATION

         Anything contained in this Plan to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Bank and BHC, this Plan may be terminated and the Share Exchange abandoned upon the mutual consent of the board of directors of Bank and BHC.

                                   ARTICLE VII
                                  MISCELLANEOUS

         1. This Plan may be amended or supplemented at any time by mutual agreement of Bank and BHC. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors.

         2. Any notice or other communication required or permitted under this Plan shall be given, and shall be effective, upon delivery to an officer of a party.

         3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan.

         4. This Plan may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

         5. This Plan shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to agreements made and entirely to be performed in such state, except to the extent federal law may be applicable.

                             ADDITIONAL INFORMATION

         Additional copies of all information, including financial projections provided to the Federal Reserve Board may be obtained by writing or calling Southern Heritage Bancshares, Inc. Inc., c/o Southern Heritage Bank, 3020 Keith Street, Cleveland, Tennessee 37312.

                                            SOUTHERN HERITAGE BANK


                                            By: /s/ J. Lee Stewart
                                               ---------------------------------

                                            Title: President & CEO
                                                  ------------------------------
ATTEST:

/s/ Virginia Kibble
-------------------
Cashier


                                            SOUTHERN HERITAGE BANCSHARES, INC.


                                            By: /s/ J. Lee Stewart
                                               ---------------------------------

                                            Title: President & CEO
                                                  ------------------------------
ATTEST:

/s/

Steven W. Ledbetter
-------------------
CFO